Exhibit 99.Q

ASSIGNMENT AND PLEDGE OF STOCK

THIS ASSIGNMENT AND PLEDGE OF STOCK (“Assignment”) is made and entered into as of September 16, 2011 (the “Effective Date”), by and between GREEN PLAINS RENEWABLE ENERGY, INC., an Iowa corporation (the “Grantor”), and GREENSTAR NORTH AMERICA HOLDINGS INC., a Delaware corporation (the “Secured Party”).

Recitals

A.           In accordance with that certain Stock Repurchase Agreement dated as of September 9, 2011 between Grantor and Secured Party (“Repurchase Agreement”), Secured Party sold 3,500,000 shares of Grantor’s stock (“Shares”) to Grantor in exchange for the Purchase Price (as defined in the Repurchase Agreement).  Grantor has executed a Promissory Note in favor of Secured Party in the original principal amount of $14,000,000 for that portion of the Purchase Price due at a date to be determined pursuant to Section 4(b) of the Repurchase Agreement (as amended, modified, or restated, the “Note”).

B.           As a material inducement for Secured Party to enter into the Repurchase Agreement and to accept the Note in lieu of full payment on the date herewith, Grantor has agreed to deliver this Assignment to Secured Party.

NOW, THEREFORE, in consideration of the premises and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Grantor and Secured Party hereby agree as follows:

Agreement

1.             Incorporation of Recitals and of Certain Provisions of the Repurchase Agreement.  The above recitals are hereby incorporated in this Assignment by reference and made a part hereof.  The provisions of Sections 6(a) (Seller’s Representations and Warranties), 11(d) (Notices), 11(g) (Governing Law), 11(j) (Trial by Jury) and 11(k) (Multiple Counterparts) of the Repurchase Agreement are hereby incorporated by reference into this Assignment as if fully set forth herein and shall apply mutatis mutandis to this Assignment.

2.             Assignment and Grant of Security Interest.  This Assignment is intended to be a security agreement pursuant to the Uniform Commercial Code as presently in effect in the State of Iowa (the “Code”) for any of the items specified below as part of the Collateral which, under applicable law, may be subject to a security interest pursuant to the Code.  Grantor hereby assigns and conveys to Secured Party, and hereby grants Secured Party a first priority security interest in, all of its right, title and interest in and to (a) 1,750,000 Shares, and all certificates, if any, representing such Shares, and all dividends, distributions of whatever nature, profits, liquidation proceeds, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of, arising out of, or in exchange for, any or all of such Shares; (b) all proceeds of any of the foregoing, and other amounts or property of any kind whatsoever due or to become due to Grantor thereunder or with respect thereto; (c) all replacements of and additions to any of the foregoing; and (d) all of the foregoing whether now owned or hereafter acquired (all of the foregoing interests of all of the Grantor being hereinafter collectively referred to as the (“Collateral”).

3.             Security for Indebtedness.  The Collateral shall secure the payment and performance of all of Grantor’s obligations under the Repurchase Agreement, the Note and this Assignment, and any amounts expended by or on behalf of Secured Party for the protection and preservation of the security interest granted herein (collectively, the “Indebtedness”).

4.             Further Assurance by Grantor Covenants.

(a)           Grantor agrees that from time to time, at its sole expense, Grantor will promptly execute and deliver all further instruments and documents and take all further action that may be necessary or advisable, or that Secured Party may reasonably request, in order to protect the security interest granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

(b)           Grantor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, with respect to all or any part of the Collateral without the signature of such Grantor where permitted by law.

(c)           Grantor will defend the right, title and interest hereunder of the Secured Party, as a security interest in the Collateral granted by such Grantor, against the claims and demands of all persons whomsoever.

(d)           Without the prior written consent of the Secured Party, the Grantor shall not create or suffer to be created pursuant to the Uniform Commercial Code any other security interest in the Collateral, including replacements and additions thereto.

5.             Delivery of Collateral.  On the Effective Date, all certificates or instruments representing or evidencing any of the Collateral shall be delivered to and held by or on behalf of Secured Party pursuant hereto and shall be in suitable form for transfer by delivery, and shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Secured Party.  Upon an Event of Default (as hereinafter defined), Secured Party shall have the right, at any time in its discretion, to transfer to or to register in the name of Secured Party or any of its nominees any or all of the Collateral.

6.             Events of Default.  An “Event of Default” under this Assignment shall be deemed to have occurred if any of the following occur: (a) the occurrence of an “Event of Default” as such term is defined and used in the Note; or (b) any default in the payment or performance under this Assignment or the Indebtedness.

7.             Remedies Upon Default.  If any Event of Default, as defined in Section 6 hereof, shall have occurred:

(a)           Secured Party may exercise, in respect of the Collateral, in addition to any and all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the Code, and may also (without notice except as specified below) sell the Collateral at public or private sale, at Secured Party's office or elsewhere, for cash, credit or future delivery and at such price or prices and upon such other terms as Secured Party may deem to be commercially reasonable as allowed under the Code.  Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)           All cash proceeds received by Secured Party in respect of any sale of, collection from (whether or not pursuant to a sale), or other realization upon (whether or not pursuant to a sale) all or any part of the Collateral may, in the sole discretion of Secured Party, be held by Secured Party as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to Secured Party pursuant to Section 8 hereof) by Secured Party, against all or any part of the Indebtedness, in such order as the Secured Party shall elect, in its sole discretion.  Any surplus of such cash or cash proceeds held by Secured Party and remaining after payment in full of all the Indebtedness shall be paid over to whomsoever may be lawfully entitled to receive such surplus.

(c)           The Secured Party may transfer the whole or any part of the Collateral into the name of the Secured Party or the name of its nominee and exercise all voting and other rights in connection with the Collateral.

(d)           Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  Grantor hereby waives any claims against Secured Party by reason of the fact that the price at which any Collateral may have been sold at such a private sale, if commercially reasonable, was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one of offeree.

(e)            Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.

(f)            Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Assuming that such sales are made in compliance with federal and state securities laws, Secured Party shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any public or private sale.

(g)           Grantor recognizes that Secured Party may elect in its sole discretion to sell all or a part of the Collateral to one or more purchasers in privately negotiated transactions in which the purchasers will be obligated to agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  Grantor acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”)), and Grantor and Secured Party agree that such private sales shall be made in a commercially reasonable manner and that Secured Party has no obligation to engage in public sales and no obligation to delay sale of any Collateral to permit the issuer thereof to register the Collateral for a form of public sale requiring registration under the Securities Act.

(h)          If Secured Party disposes of the Collateral, Grantor agrees to pay any deficiency remaining after application of the net proceeds to any indebtedness secured hereby.

8.             Expenses.  Grantor will, upon demand, pay to Secured Party the amount of any and all expenses, including the fees and expenses of its counsel and of any experts and agents, which Secured Party may incur in connection with (a) the sale of, collection from, or other realization upon, any of the Collateral, (b) the exercise or enforcement of any of the rights of Secured Party hereunder, or (c) the failure by any Grantor to perform or observe any of the provisions hereof.

9.             Security Interest Absolute.  All rights of Secured Party and the security interest hereunder, and all obligations of Grantor hereunder, shall be absolute and unconditional irrespective of:

(a)           any lack of validity or enforceability of any other agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Note, or any other amendment or waiver of or any consent to any departure from any other agreement or instrument relating thereto; or

(c)           any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Grantor.

10.           Continuing Assignment and Security Interest.  This Assignment shall create a continuing assignment of and security interest in the Collateral and shall: (a) remain in full force and effect until payment and performance in full of all of the Indebtedness; (b) be binding upon Grantor and their respective successors and assigns; and (c) inure to the benefit of Secured Party, its representatives, successors, transferees and assigns.  Upon the payment and performance in full of all of the Indebtedness owed by Grantor to Secured Party, the assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Grantor.  Upon any such termination, Secured Party will execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination.

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment as of the date first above written.

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COUNTERPART SIGNATURE PAGE TO
ASSIGNMENT AND PLEDGE OF STOCK

GRANTOR:

GREEN PLAINS RENEWABLE ENERGY, INC.

By:	/s/ MICHELLE MAPES
Name:	Michelle Mapes
Title:	Executive Vice President, General Counsel and Corporate Secretary

SECURED PARTY:

GREENSTAR NORTH AMERICA HOLDINGS INC.

By:	/s/ CAROLINE M. BERGIN
Name:	Caroline M. Bergin
Title:	Group Legal Director and Company Secretary NTR Plc